October 7, 2024
Leah Bennett
6402 Haskell St
Houston, TX 77007

Re: Resignation and Transition Agreement
Dear Leah:
As we have discussed, you have decided to resign from Westwood Holdings Group, Inc. (“Westwood”) effective December 31, 2024. This letter agreement (“Agreement”) describes your expected duties and compensation during the transition period through your last day of work on December 31, 2024, the conditions for receiving any post-employment compensation, and your continuing obligations under the Employee Confidentiality and Non-Compete Agreement dated February 1, 2023, between you and Westwood (the “Restrictive Covenants Agreement”). Of course, as is standard for Westwood employees, and notwithstanding anything in this letter, your employment will remain at-will at all times, meaning that either you or Westwood may terminate your employment at any time, with or without cause. If you are in agreement with the transition plan described below, please sign the letter where indicated below and return the signed version to me.
The expectations during your transition period will be as follows:
1.Duration: The transition period will begin as of the date you execute this letter and will continue through December 31, 2024. At the end of the business day on December 31, 2024, your last day of employment, your resignation will become effective automatically and your employment will end without any further action needed on your or Westwood’s part.
2.Position: Your current position is President of Westwood Wealth Management. You will retain this title during the transition period. During the transition period, it is expected that you will complete your assigned duties and responsibilities necessary to successfully perform in your position. In particular, you agree to provide certain transition services, including working with Westwood’s Chief Executive Officer to transition the client services previously provided by you to other Westwood personnel.

L. Bennett

3.Compensation: Your annual salary will continue at its current level of $325,000 per year (plus any commissions earned), subject to normal payroll deductions, including income tax withholding, FICA and benefits contributions. You will continue to be eligible for applicable employee benefits, subject to the terms of the Company’s employee benefit plans. Pursuant to the terms of the Wealth Management Revenue Share Incentive Plan, you agree that you will forfeit any bonus you would have been eligible to receive for the fiscal year ended December 31, 2024. In addition, your unvested restricted stock will be forfeited as of your date of termination (pursuant to the terms of both your Feb 1, 2023, letter agreement and the 2022, 2023, and 2024 Restricted Stock Agreements).
In consideration of your provision of transition services and your continuing to support Westwood through December 31, 2024, and your compliance with the Restrictive Covenants Agreement, as modified herein, and for so long as (and only for so long as) you do not (i) solicit any persons or entities that prior to or on December 31, 2024 were Westwood customers or clients (“Westwood Clients”) to provide wealth management or investment advisory services or (ii) provide any such wealth management or investment advisory services to Westwood Clients except as contemplated herein, then, subject to the below forfeiture provision, you will be paid the additional compensation in the amounts and on the dates set forth below (each a “Restricted Payment”):
    February 28, 2025 – cash bonus of $350,000
    February 28, 2026 – cash bonus of $250,000
    February 28, 2027 – cash bonus of $150,000
Notwithstanding the above, it is understood that some Westwood Clients may unilaterally, without any solicitation by you or by others on your behalf, initiate contact with you and request to continue working with you. If either (a) you directly or indirectly solicit any Westwood Client during your employment to withdraw or cause the withdrawal of any funds as to which Westwood provides investment management services, or attempt to cause such person or entity not to engage Westwood for investment management services, or (b) a Westwood Client transfers assets to you and you provide (directly or indirectly or through or on behalf of any entity) any wealth management or investment advisory services to any Westwood Client during the period from January 1, 2025 through and including February 28, 2027 (clauses (a) and (b) collectively referred to as the “Restricted Period”), then that Westwood Client must execute a signed declaration that the client was not solicited by you (or anyone on your behalf) in the form attached hereto as Exhibit A (“Westwood Transfer Clients”). A copy of that executed declaration shall be provided to Westwood within five (5) business days of the transfer. The parties agree that if a Westwood Client initiates contact with you and requests information and/
    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

or information about your new firm, you may respond to that Westwood Client providing the information requested, and such shall not constitute solicitation nor (subject to the below forfeiture) a breach of this Agreement, nor shall attending gatherings related to Tiger 21 or its past, present, or future members, in and of itself constitute initiating contact, solicitation or a breach of this Agreement. Notwithstanding the foregoing, you may continue to work with the three (3) people listed on Exhibit B, without restriction, and it is agreed that the foregoing forfeiture provision does not apply to these three individuals and they shall not be considered Westwood Transfer Clients or Prohibited Westwood Clients for purposes of this Section 3.
If at any time during the Restricted Period you directly or indirectly provide services to any Westwood Transfer Clients, your above pay shall be reduced by 50% of the revenue received by Westwood in respect of such Westwood Transfer Client during calendar year 2024. For avoidance of doubt, such forfeiture shall apply to all of the above years, whether or not the Westwood Transfer Client remains a client of yours or your firm during all such years.
If at any time during the Restricted Period you directly or indirectly provide services to any Westwood Client who is not a Westwood Transfer Client (“Prohibited Westwood Client”) (whether or not you solicited such services), then your above pay shall be reduced by 100% of the revenue received by Westwood in respect of such Prohibited Westwood Client during the calendar year 2024. For avoidance of doubt, such forfeiture shall apply to all of the above years, whether or not the Prohibited Westwood Client remains a client of yours or your firm during all such years.
Should a Westwood Client fail to timely execute the declaration as set forth on Exhibit A herein, solicitation will be presumed and such Westwood Client will automatically be deemed to be a Prohibited Westwood Client.
You acknowledge that the post-employment payments to be made to you pursuant to the above are in addition to any compensation that Westwood may owe you upon or on account of your separation from service.
4.General Release of Claims. In exchange for the promises described in this Agreement, you (on behalf of yourself and your heirs, executors, administrators and assigns) hereby release and forever discharge Westwood and its former and current officers, directors, employees, agents, successors and assigns, in their official and individual capacities (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under:
    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

a.A cause of action arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.
b.All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the False Claims Act, the Employee Retirement Income Security Act (“ERISA”), The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act (“IRCA”), the Americans with Disabilities Act, As amended (“ADAA”), Occupational Safety and Health Act, Fair Credit Reporting Act, the Equal Pay Act the Genetic Information Non-Discrimination Act, the Texas Labor Code, and all other applicable state and local laws, as well as any claims for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, or employment benefits or compensation.
c.All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney's fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.
d.All claims and causes of action arising out of or in any way connected with, directly or indirectly, Employee’s employment with the Company, or any incident thereof, including, without limitation, your employment; and the separation of your employment.
e.This release, however, does not release, waive or discharge any rights, claims or causes of action that may arise (i) under this Agreement or (ii) in respect of Employee’s right to receive benefits under the
    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

Westwood’s employee benefits plans, which shall be due and payable in accordance with the terms and conditions of such plans.
f.Further, this release, as well as the confidentiality and non-disparagement provisions below, do not preclude you from (i) bringing a lawsuit or proceeding against Westwood to enforce the Westwood’s obligations under this Agreement, (ii) filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iii) filing any claims that are not permitted to be waived or released under applicable law (iv) or otherwise fully participating in any federal whistleblower programs, including but not limited to, any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration. However, you further agree and covenant that you will not seek or accept any personal, equitable or monetary relief from any Released Parties in any action, suit, proceeding or administrative charge filed on your behalf by any person, organization or other entity against any Released Parties. However, to the maximum extent permitted by law and expressly excluding your participation in any federal whistleblower programs, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.
g.If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which you, or any of the other Released Parties identified in this Agreement, is a party.
5.Return of Property. You acknowledge that all documents and materials relating to the business of, or the services provided by, Westwood are the sole property of Westwood. As a condition to receiving the post-employment payments described herein, you agree to return to Westwood all Westwood property within your possession or control, including, but not limited to, customer and personnel records, documents containing Westwood’s confidential or proprietary information, and any other Westwood documents and materials, including all copies of such documents whether on computer disc, hard drive, in other electronic form such as the Remarkable Tablet, or other non-electronic form, and all other property belonging to Westwood, no later than December 31, 2024.

6.Age Discrimination in Employment Act Waiver. You recognize that, in signing this Release of Claims, you are waiving your right to pursue any and
    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

all claims under the Age Discrimination in Employment Act, 29 U.S.C 626 et seq. ("ADEA") arising prior to the date that you execute this Release. You understand that you may take twenty-one (21) days from the date this Release is presented to you to consider whether to execute this Release. You are advised that you may wish to consult with an attorney prior to execution of this Release. Once you have executed this Release, you may revoke the Release at any time during the seven (7) day period following the execution of the Release. After seven (7) days have passed following your execution of this Release, the execution of this Release shall be final and irrevocable.

7.Confidentiality. You recognize Westwood’s interest in maintaining the confidential nature of its proprietary and other business documents, records, and information not generally known to Westwood’s competitors, whether or not trade secrets under applicable law, which have been disclosed to you or of which you became aware through employment with Westwood or any of its affiliates, or which may constitute legally privileged information owned by Westwood (the “Confidential Information”).

a.You covenant that you shall not at any time, without Westwood’s prior written consent, directly or indirectly use, give, sell, transfer, transmit or disclose any Confidential Information for any purpose. This provision is in addition to, and not in lieu of: (a) the protections afforded trade secrets and confidential information under applicable law; and (b) notwithstanding the restrictions on use or disclosure of trade secrets, confidential information, or proprietary information under any other confidentiality agreement between you and Westwood, including the Restrictive Covenants Agreement.

b.You acknowledge that you have not made any allegations or claims to Westwood related to discrimination, sexual harassment, or sexual abuse, and none of the payments set forth in this Agreement are related to discrimination, sexual harassment, or sexual abuse.

c.Nothing contained in this Agreement is intended to prohibit or restrict you or Westwood from providing evidence or other information to any government, regulatory, or self-regulatory agency such as (without limitation) the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Department of Justice, the Financial Industry Regulatory Authority, Inc., the National Labor Relations Board, the New York Stock Exchange, Inc., or the Equal Employment Opportunity Commission, or from responding to any court order or subpoena or from participating in any reward program offered by any government, regulatory, or self-regulatory agency.  You may also disclose confidential information, including trade secrets, to (a) any government, regulatory or self-regulatory agency, including under
    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

Section 21F of the Securities and Exchange Act of 1934, Section 23 of the Commodity Exchange Act of 1936, or Section 7 of the Defend Trade Secrets Act of 2016 (“Defend Trade Secrets Act”) and the rules thereunder, or (b) an attorney in connection with the reporting or investigation of a suspected violation of law or to an attorney or in a court filing under seal in connection with a retaliation or other lawsuit or proceeding, as permitted under the Defend Trade Secrets Act.  You do not need Westwood’s prior authorization to make these disclosures or provide evidence or other information to any government, regulatory, or self-regulatory agency, and you are not required to notify Westwood that you have done so.

8.Non-Disparagement. You on the one hand, and Westwood on the other agree that neither you nor Brian Casey, Greg Reid, or Suzy Conley (so long as such individuals are employed by Westwood) shall make any statement, oral or written, or take any action or omission that is professionally or personally disparaging about or adverse to the interests of the other. For avoidance of doubt, you shall not make any statement, oral or written, or take any action or omission that is professionally or personally disparaging about or adverse to the interests of Westwood or any of its officers, directors, or employees, that has the intended or foreseeable effect of harming any of their business, business relationships, operations, goodwill, or personal reputations. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories. However, this section is not meant to restrict you from testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the other party to the Agreement, or on the part of any agents or employees of the other party, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

9.Continuing Obligations. By signing this Agreement, you affirm your continuing obligations to Westwood under the Restrictive Covenants Agreement, except for the non-competition provision, which Westwood agrees to waive.

10.Successors and Assigns. The rights and obligations of this Agreement shall inure to the benefit of the successors and assigns of Westwood. This Agreement may not be assigned by you.

11. Enforceability; Severability. If a court finds any term of this Agreement to be invalid or unenforceable, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. The invalidity or
    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

12.Law Governing; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any claims brought under this Agreement must be brought under a court of competent jurisdiction in Houston, Harris County, Texas.

13.Entire Agreement; Affirmation No Representations. This Agreement constitutes the entire agreement between you and Westwood concerning the terms and conditions of your separation from employment with Westwood and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and Westwood (other than the Restrictive Covenants Agreement). You agree that Westwood has not made any representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

14.Multiple Counterparts. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a fixed or electronically mailed copy of the Agreement or a signature transmitted by facsimile, email or third-party document signing software shall have the same effect as the original signature.

15.Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of Westwood. The failure of you or Westwood at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

16.Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read it in its entirety, that you fully understand its terms, and that you are entering into it knowingly and voluntarily.

    Please indicate your acceptance of this Agreement by signing both copies and returning one copy in the enclosed envelope to me by the deadline set forth above.

PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES RELEASES OF CLAIMS.

    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

We are delighted to extend this transition period agreement offer to you. Please indicate your acceptance of this offer by signing one copy of this letter where indicated below and returning it to me by the above deadline.
Sincerely,
/s/ Brian O. Casey
Brian O. Casey

    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com

L. Bennett

Agreed:

/s/ Leah Bennett Leah Bennett	Date: 10/7/2024

    200 Crescent Court, Suite 1200, Dallas, TX 75201 ǀ 214.756.6900 ǀ westwoodgroup.com